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                                                                     EXHIBIT 4.9

                                TRAVELNSTORE.COM
                  1320 FLYNN ROAD, STE. 402 CAMARILLO, CA 93012
               (888) 335-9194 (805) 388-9004 FAX: (805) 388-9897


July 26, 1999


Mr. Donald Scanlin
540 Del Oro
Ojai, CA 93023


Dear Don;

Per our discussions concerning the conversion of the promissory notes which you hold made by TravelnStore, LLC, to preferred shares and TravelnStore.com, I have set forth the following provisions:

The first note in the amount of $25,000, which was made on July 8, 1998 and became payable on June 30, 1999 may be converted to 1,400 preferred shares, based on the Preferred Shares having a redemption value of $20.00 per share. Provided that at the time of redemption, TravelnStore.com has no less than $2.3 million in cash or cash equivalents, you may request TravelnStore.com to redeem the Preferred Shares. You may also elect to convert the Preferred Shares into common shares of TravelnStore.com at the ratio of three common shares for each preferred share.

Under the same terms and conditions you may also convert your $40,000 note made on November 3, 1998 and due on December 31, 1998 and your $25,000.


Best regards,


Jim Tyner
CEO

I wish to convert the above mentioned Notes to TravelnStore.com Preferred Shares as provided in this letter.


___________________________________
Stevan M. Saylor



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                                TRAVELNSTORE.COM
                  1320 FLYNN ROAD, STE. 402 CAMARILLO, CA 93012
               (888) 335-9194 (805) 388-9004 FAX: (805) 388-9897



July 26, 1999


Mr. Donald Scanlin
540 Del Oro
Ojai, CA 93023


Dear Don;

Per our discussions concerning the conversion of the promissory notes which you hold made by TravelnStore, LLC, to preferred shares and TravelnStore.com, I have set forth the following provisions:

The first note in the amount of $25,000, which was made on July 8, 1998 and became payable on June 30, 1999 may be converted to 1,400 preferred shares, based on the Preferred Shares having a redemption value of $20.00 per share. Provided that at the time of redemption, TravelnStore.com has no less than $2.3 million in cash or cash equivalents, you may request TravelnStore.com to redeem the Preferred Shares. You may also elect to convert the Preferred Shares into common shares of TravelnStore.com at the ratio of three common shares for each preferred share.

Under the same terms and conditions you may also convert your $40,000 note made on November 3, 1998 and due on December 31, 1998 and your $25,000 note made on December 3, 1998 and due on June 30, 1999, respectively 2,584 and 1,385 sharers of preferred stock. If you wish to convert these notes to preferred shares, please sign the acknowledgment below and we will generate the paperwork required.


Best regards,


Jim Tyner
CEO

I wish to convert the above mentioned Notes to TravelnStore.com Preferred Shares as provided in this letter.


___________________________________
Donald G. Scanlin



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